Exhibit 99.1

Monster Announces Settlement with the Securities and Exchange Commission

NEW YORK, NY — (BUSINESS WIRE) – May 18, 2009 – Monster Worldwide, Inc. announced today it has entered into a settlement between the Company and the SEC regarding the Commission’s inquiry into the Company’s stock option granting practices and related accounting between 1997 and 2005.

Without admitting or denying wrongdoing in response to the allegations in the SEC complaint filed today, Monster has agreed to pay a $2.5 million penalty to settle the charges related to the Commission’s inquiry. The settlement reflects the fact that Monster’s new management team cooperated extensively with the SEC during the inquiry.

“This is an important step in closing an unfortunate chapter in the company’s history and putting the issue firmly behind us,” said Monster Chairman and Chief Executive Officer Sal Iannuzzi. “Our current executive team has spent the last two years refocusing Monster on its customers and shareholders, retooling the day-to-day management, and overhauling governance in an effort to adhere to the highest standards.”

The fine to be paid pursuant to the settlement is within the amount previously accrued by the Company. This settlement concludes the SEC’s formal investigation into the Company’s historical stock option granting practices.

About Monster Worldwide

Monster Worldwide, Inc. (NYSE:MWW), parent company of Monster®, the premier global online employment solution for more than a decade, strives to bring people together to advance their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at http://corporate.monster.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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